Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES JULY SALES RESULTS

- Updates Earnings Guidance -

HUDSON, OH – August 4, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that July net sales were $117.4 million versus $114.1 million in the same period last year. July same-store sales decreased 1.5% versus a 0.2% same-store sales decrease last year.

For the second quarter ended July 30, 2005, net sales increased 3.5% to $383.8 million from $371.0 million in the prior year. Same-store sales for the second quarter decreased 0.5% versus a 3.1% same-store sales increase for the second quarter last year.

Net sales for the six-month period ended July 30, 2005 were $804.5 million versus $775.9 million in the same period in the prior year. Year-to-date same-store sales grew 0.1%, compared to a same-store sales increase of 4.9% in the same period a year ago.

Based on preliminary results for the second quarter ended July 30, 2005, the Company now expects a loss in the range of $0.22 to $0.24 per share, versus previous guidance of a loss of $0.10 to $0.15 per share. The Company will report actual second quarter results on August 15, 2005. The Company attributed the change in its second quarter earnings guidance to softer than anticipated sales, particularly in the month of July.

Fiscal 2006 Second-Half Outlook

The Company lowered its full-year fiscal 2006 earnings guidance to a range of $1.65 to $1.75 per diluted share. This revision in full-year earnings guidance is attributable to reduced earnings guidance for the second quarter as well as a revision to expectations for the second half of the year. Earnings for the second half are estimated to be in the range of $1.70 to $1.80 per diluted share versus a $1.70 per diluted share for the comparable period of the prior year. This revised guidance is based on same-store sales growth of 3% to 4% for the second half of the year, with stronger same-store sales anticipated in the third quarter. The Company also indicated that the second half earnings guidance includes the estimated impact of incremental store pre-opening and closing costs resulting from the increased number of expected store openings year-over-year, which the Company estimates will negatively impact second half estimated results by approximately $0.12 per share.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 716 Jo-Ann Fabrics and Crafts traditional stores and 131 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors’ store openings and closings, the successful and timely completion and integration of the Company’s new distribution center, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.